EXHIBIT 3.1

WMI HOLDINGS CORP.

AMENDED AND RESTATED ARTICLES OF INCORPORATION

The following Amended and Restated Articles of Incorporation are executed by the undersigned, a Washington corporation:

1.           The name of the corporation is WMI Holdings Corp.

2.           The text of the corporation's Amended and Restated Articles of Incorporation is as follows:

ARTICLE I.  NAME

The name of the Corporation is WMI Holdings Corp. (the “Corporation”).

ARTICLE II.REGISTERED AGENT

The address of the registered office of the Corporation in the State of Washington is 300 Deschutes Way SW, Suite 304, Tumwater WA 98501.  The name of the registered agent of the Corporation in the State of Washington at such address is Corporation Service Company.

ARTICLE III.  PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Washington Business Corporation Act, as from time to time amended (the “Act”).

ARTICLE IV.  CAPITALIZATION

The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is Five Hundred Five Million (505,000,000) shares, of which:

Five Hundred Million (500,000,000) shares, par value $0.00001 per share, shall be shares of common stock (the “Common Stock”); and

Five Million (5,000,000) shares, par value $0.00001 per share, shall be shares of preferred stock (the “Preferred Stock”).

1. COMMON STOCK.  Except as (i) otherwise required by law or (ii) expressly provided in these Articles of Incorporation, each share of Common Stock shall have the same powers, rights and privileges and shall rank equally, share ratably and be identical in all respects as to all matters.

a.           DIVIDENDS.  Subject to the rights of the holders of Preferred Stock, and to the other provisions of these Articles of Incorporation, holders of Common Stock shall be entitled to receive equally, on a per share basis, such dividends and other distributions in cash, securities or other property of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.

b.           VOTING RIGHTS.  At every annual or special meeting of shareholders of the Corporation, each holder of Common Stock shall be entitled to cast one (1) vote for each share of Common Stock standing in such holder’s name on the stock transfer records of the Corporation; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to these Articles of Incorporation (including, without limitation, to vote on any certificate of designation (or any amendment thereto) relating to any series of Preferred Stock) that solely amends, modifies or alters the terms of one or more outstanding series of Preferred Stock if, pursuant to the terms of such outstanding series, the holders of such Preferred Stock are entitled, either separately or together with the holders of one or more other such series, to the exclusion of the holders of the Common Stock, to vote thereon pursuant to these Articles of Incorporation (including, without limitations, any certificate of designation relating to any series of Preferred Stock).

c.           PREEMPTIVE RIGHTS.  Shareholders of the Corporation shall have no preemptive rights to acquire additional shares of stock or securities convertible into shares of stock of the Corporation.

2. PREFERRED STOCK.  The Preferred Stock may be issued from time to time in one or more series in any manner permitted by law and the provisions of these Articles of Incorporation, as determined from time to time by the Board of Directors and stated in the resolution or resolutions providing for its issuance, prior to the issuance of any shares.  The Board of Directors shall have the authority to fix and determine and to amend, subject to these provisions, the designation, preferences, limitations and relative rights of the shares of any series that is wholly unissued or to be established.  Unless otherwise specifically provided in the resolution establishing any series, the Board of Directors shall further have the authority, after the issuance of shares of a series whose number it has designated, to amend the resolution establishing such series to decrease the number of shares of that series, but not below the number of shares of such series then outstanding.  The authority of the Board of Directors under this Section 2 of Article IV may be delegated to a committee of the Board of Directors or to a senior executive officer of the Corporation to the extent permitted under Section 23B.08.250(5)(g) of the Act.

ARTICLE V.  NO NON-VOTING EQUITY SECURITIES

Pursuant to Section 1123(а)(6) of the title II of the United States Code (the “Bankruptcy Code”), notwithstanding any other provision contained herein to the contrary, the Corporation shall not issue non-voting equity securities.

ARTICLE VI.  RESTRICTIONS ON TRANSFER OF SECURITIES

It is in the best interests of the Corporation and its shareholders that certain restrictions on the transfer or other disposition of shares of Common Stock, as relates to the preservation of certain tax attributes, be established as more fully set forth in this Article VI.

1. Definitions.  As used in this Article VI, the following capitalized terms shall have the following respective meanings (and any references to any portions of Treasury Regulation Section 1.382-2Т shall include any successor provision thereto):

“Acquire” means the acquisition, directly or indirectly, of ownership of Corporation Securities by any means, including, without limitation, (i) the exercise of any rights under any option, warrant, convertible security, pledge or other security interest or similar right to acquire shares, (ii) the entering into of any swap, hedge or other arrangement that results in the acquisition of any of the economic consequences of ownership of Corporation Securities, or (iii) any other acquisition or transaction treated under the applicable rules under Section 382 of the Code as a direct or indirect acquisition (including the acquisition of an ownership interest in a Substantial Holder), but shall not include the acquisition of any such rights unless, as a result, the acquiror would be considered an owner within the meaning of the tax laws.  The terms “Acquires” and “Acquisition” shall have the same meaning.

“Board” means the board of directors of the Corporation.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Corporation Securities” means (i) shares of Common Stock, (ii) any other interests that would be treated as “stock” of the Corporation pursuant to Treasury Regulation Section 1.382-2T(f)(18), and (iii) warrants, rights or options (including within the meaning of Treasury Regulation Section 1.382-4(d)(9)) to purchase Corporation Securities, but only to the extent such warrants, rights or options are treated as exercised pursuant to Treasury Regulation Section 1.382-4(d).

“Disposition” means the sale, transfer, exchange, assignment, liquidation, conveyance, pledge, or other disposition or transaction treated under the applicable rules under Section 382 of the Code as a direct or indirect disposition (including the disposition of an ownership interest in a Substantial Holder).  The terms “Dispose” and “Disposition” shall have the same meaning.

“DTC” means The Depository Trust Company.

“Effective Date” means the effective date of the Plan, which shall be the date of filing of these Articles of Incorporation.

“Percentage Stock Ownership” means percentage stock ownership as determined in accordance with Treasury Regulation Section 1.382-2Т(g), (h) (without regard to the rule that treats stock of an entity as to which the constructive ownership rules apply as no longer owned by that entity), (j) and (k), and Treasury Regulation Section 1.382-4.

“Person” means an individual, corporation, estate, trust, association, limited liability company, partnership, joint venture or similar organization or “entity” within the meaning of Treasury Regulation Section 1.382-3 (including, without limitation, any group of Persons treated as a single entity under such regulation).

“Plan” means the Seventh Amended Joint Plan of Washington Mutual, Inc. and WMI Investment Corp. pursuant to Chapter 11 of the Bankruptcy Code.

“Prohibited Transfer” means any purported Transfer of Corporation Securities to the extent that such Transfer is prohibited and/or void under this Article VI.

“Restriction Release Date” means the earliest of (i) any date after the Effective Date if the Board in good faith determines that it is in the best interests of the Corporation and its shareholders for the ownership and transfer limitations set forth in this Article VI to expire, (ii) the beginning of a taxable year of the Corporation as of which no Tax Benefits are available, or (iii) December 31, 2030.

“Substantial Holder” means a Person (including, without limitation, any group of Persons treated as a single “entity” within the meaning of the Treasury Regulation Section 1.382-3) holding Corporation Securities, whether as of the Effective Date, after giving effect to the Plan, or thereafter, representing a Percentage Stock Ownership (including indirect ownership, as determined under applicable Treasury Regulations) in the Corporation of at least 4.75%.

“Tax Benefits” means the net operating loss carryovers, capital loss carryovers, general business credit carryovers, alternative minimum tax credit carryovers and foreign tax credit carryovers, as well as any “net unrealized built-in loss” within the meaning of Section 382 of the Code, of the Corporation or any direct or indirect subsidiary thereof.

“Transfer” means any direct or indirect Acquisition or Disposition of Corporation Securities.

“Treasury Regulation” means a Treasury regulation promulgated under the Code.

2. Ownership Limitations.

(a) To the fullest extent permitted by law, from and after the Effective Date and prior to the Restriction Release Date:

(A) no Person shall be permitted to make an Acquisition, whether in a single transaction or series of related transactions, and any such purported Acquisition will be void ab initio, to the extent that after giving effect to such purported Acquisition (i) the purported acquiror or any other Person by reason of the purported acquiror’s Acquisition would become a Substantial Holder, or (ii) the Percentage Stock Ownership of a Person that, prior to giving effect to the purported Acquisition, is a Substantial Holder would be increased; and

(B) no Substantial Holder shall Dispose of any Corporation Securities without consent of the Board, as provided in Section 2(b) of this Article VI, and any such purported Disposition will be void ab initio.

The prior sentence is not intended to prevent the Corporation Securities from being DTC-eligible and shall not preclude the settlement of any transactions in the Corporation Securities entered into through the facilities of a national securities exchange, but such transaction, if prohibited by the prior sentence, shall nonetheless be a Prohibited Transfer.

(b) The restrictions set forth in Section 2(a) of this Article VI shall not apply to a proposed Transfer, and such Transfer shall be permitted notwithstanding anything to the contrary in Section 2(a), if the transferor or the transferee, upon providing at least fifteen (15) days prior written notice of such proposed Transfer to the Board, obtains the written approval or consent to the proposed Transfer from the Board.  The Board will consider whether the proposed Transfer, when considered alone or with other proposed or planned Transfers, will impair the Corporation’s Tax Benefits and may, within its discretion, determine whether to permit the proposed Transfer, or not to permit the proposed Transfer, in order to protect the Corporation’s Tax Benefits.  If a Substantial Holder proposes to Dispose of stock in a transaction that would otherwise be limited by Section 2(а)(В) of this Article VI, the Board shall approve such proposed Disposition, unless the Board determines in good faith that the proposed Disposition, whether considered alone or with other transactions (including, without limitation, past transactions or contemplated transactions), would create a material risk that the Corporation’s Tax Benefits may be jeopardized.  The Board shall endeavor to inform the requesting party of its determination within ten (10) days after receiving such written notice; provided, however, that the failure of the Board to respond during such ten (10) day period shall not be deemed to be a consent to the Transfer.  As a condition to granting its consent (and in the case of Dispositions, subject to the standard set forth in the third sentence of this Section 2(b)), the Board may, in its discretion, require and/or obtain (at the expense of the transferor and/or transferee) such representations and/or agreements from the transferor and/or transferee, such opinions of counsel to be rendered by nationally recognized counsel approved by the Board (which for the avoidance of doubt may include the regular counsel for the transferor or transferee), and such other advice, in each case as to such matters as the Board determines is appropriate.  The Board may waive the restrictions imposed in this Article VI, in whole or in part, in circumstances where it believes doing so would be to be beneficial to shareholders of the Corporation taken as a whole.

3. Treatment of Excess Securities.

(a) No employee or agent of the Corporation shall record any Prohibited Transfer, and the purported transferee (the “Purported Transferee”) of a Prohibited Transfer shall not be recognized as a shareholder of the Corporation for any purpose whatsoever in respect of the Corporation Securities which are the subject of the Prohibited Transfer (the “Excess Securities”).  Until the Excess Securities are acquired by another Person in a Transfer that is not a Prohibited Transfer, the Purported Transferee shall not be entitled with respect to such Excess Securities to any rights of shareholders of the Corporation, including, without limitation, the right to vote such Excess Securities and to receive dividends or distributions, whether liquidating or otherwise, in respect thereof.  Once the Excess Securities have been acquired in a Transfer that is in accordance with this Section 3 of this Article VI and is not a Prohibited Transfer, such Corporation Securities shall cease to be Excess Securities.

(b) If the Board determines that a Prohibited Transfer has occurred, such Prohibited Transfer and, if applicable, the recording of such Prohibited Transfer, shall, to the fullest extent permitted by law, be void ab initio and have no legal effect and, upon written demand by the Corporation, the Purported Transferee shall transfer or cause to be transferred any certificate or other evidence of ownership of the Excess Securities within the Purported Transferee's possession or control, together with any dividends or other distributions that were received by the Purported Transfer from the Corporation with respect to the Excess Securities (the “Prohibited Distributions”), to an agent designated by the Board (the “Agent”).

(A) In the case of a Prohibited Transfer described in Section 2(а)(A) of this Article VI, the Agent shall thereupon sell to a buyer or buyers, the Excess Securities transferred to it in one or more arm's-length transactions (including over a national securities exchange on which the Corporation Securities may be traded, if possible); provided, however, that the Agent, in its sole discretion, shall effect such sale or sales in an orderly fashion and shall not be required to effect any such sale within any specific time frame if, in the Agent’s discretion, such sale or sales would disrupt the market for the Corporation Securities or otherwise would adversely affect the value of the Corporation Securities.  If the Purported Transferee has resold the Excess Securities before receiving the Corporation's demand to surrender the Excess Securities to the Agent, the Purported Transferee shall be deemed to have sold the Excess Securities for the Agent, and shall be required, to the fullest extent permitted by law, to transfer to the Agent any Prohibited Distributions and proceeds of such sale, except to the extent that the Corporation grants written permission to the Purported Transferee to retain a portion of such sales proceeds not exceeding the amount that the Purported Transferee would have received from the Agent pursuant to Section 3(с) of this Article VI if the Agent, rather than the Purported Transferee, had resold the Excess Securities.

(B) In the case of a Prohibited Transfer described in Section 2(а)(В) of this Article VI, the transferor of such Prohibited Transfer (the “Purported Transferor”) shall also deliver to the Agent the sales proceeds from the Prohibited Transfer (in the form received, i.e., whether in cash or other property), and the Agent shall thereupon sell any non-cash consideration to a buyer or buyers in one or more arm's-length transactions (including over a national securities exchange, if possible).  If the Purported Transferee is determinable (other than with respect to a transaction entered into through the facilities of a national securities exchange), the Agent shall, to the extent possible, return the Prohibited Distributions to the Purported Transferor, and shall reimburse the Purported Transferee from the sales proceeds received from the Purported Transferor (or the proceeds from the disposition of any non-cash consideration) for the cost of any Excess Securities returned in accordance with Section 3(с) of this Article VI.  If the Purported Transferee is not determinable, or to the extent the Excess Securities have been resold and thus cannot be returned to the Purported Transferor, the Agent shall use the proceeds to acquire on behalf of the Purported Transferor, in one or more arm’s-length transactions (including over a national securities exchange on which the Corporation Securities may be traded, if possible), an equal amount of Corporation Securities in replacement of the Excess Securities sold; provided, however, that, to the extent the amount of proceeds is not sufficient to fund the purchase price of such Corporation Securities and the Agent’s costs and expenses (as described in Section 3(с) of this Article VI), the Purported Transferor shall promptly fund such amounts upon demand by the Agent.

(c) The Agent shall apply any proceeds or any other amounts received by it and in accordance with Section 3 of this Article VI as follows:

(A) first, such amounts shall be paid to the Agent to the extent necessary to cover its costs and expenses incurred in connection with its duties hereunder;

(B) second, any remaining amounts shall be paid to the Purported Transferee, up to the amount actually paid by the Purported Transferee, for the Excess Securities (or in the case of any Prohibited Transfer by gift, devise or inheritance or any other Prohibited Transfer without consideration, the fair market value, (х) calculated on the basis of the closing market price for the Corporation Securities on the day before the Prohibited Transfer or (у) if the Corporation Securities are not listed or admitted to trading on any stock exchange but are traded in the over-the-counter market, calculated based upon the difference between the highest bid and lowest asked prices, as such prices are reported by the National Association of Securities Dealers through its NASDAQ system or any successor system on the day before the Prohibited Transfer or, if none, on the last preceding day for which such quotations exist, or (z) if the Corporation Securities are neither listed nor admitted to trading on any stock exchange nor traded in the over-the counter market, then as determined in good faith by the Board, which amount (or fair market value) shall be determined at the discretion of the Board); and

(C) third, any remaining amounts, subject to the limitations imposed by the following proviso, shall be paid to one or more organizations qualifying under Section 501(с)(3) of the Code (or any comparable successor provision) (“Section 501(c)(3)”) selected by the Board; provided, however, that, if the Excess Securities (including any Excess Securities arising from a previous Prohibited Transfer not sold by the Agent in a prior sale or sales) represent a 4.75% or greater Percentage Stock Ownership interest in the Corporation, then such remaining amounts shall be paid to two or more organizations qualifying under Section 501 (с)(3) selected by the Board, such that no organization qualifying under Section 501(с)(3) shall possess Percentage Stock Ownership in the Corporation in excess of 4.74%.

The recourse of any Purported Transferee in respect of any Prohibited Transfer shall be limited to the amount payable to the Purported Transferee pursuant to clause (B) above.  Except as may be required by law, in no event shall the proceeds of any sale of Excess Securities pursuant to this Article VI inure to the benefit of the Corporation.

(d) If the Purported Transferee or the transferor fails to surrender the Excess Securities (as applicable) or the proceeds of a sale thereof to the Agent within thirty (30) days from the date on which the Corporation makes a demand pursuant to Section (3)(b) of this Article VI, then the Corporation shall use its best efforts to enforce the provisions hereof, including the institution of legal proceedings to compel the surrender.

4. Obligation to Provide Information.

(a) At the request of the Corporation, any Person which is a beneficial, legal or record holder of Corporation Securities, and any proposed transferor or transferee and any Person controlling, controlled by or under common control with the proposed transferor or transferee, shall provide such information as the Corporation may reasonably request as may be necessary from time to time in order to determine compliance with this Article VI or the status of the Corporation’s Tax Benefits.

5. Bylaws; Legends; Compliance.

(a) The bylaws of the Corporation may make appropriate provisions to effectuate the requirements of this Article VI.

(b) Until the Restriction Release Date, all certificates representing Corporation Securities shall bear a conspicuous legend as follows:

“THE TRANSFER OF THE SECURITIES REPRESENTED HEREBY IS SUBJECT TO OWNERSHIP RESTRICTIONS PURSUANT TO ARTICLE VI OF THE ARTICLES OF INCORPORATION OF WMI HOLDINGS CORP. [REPRINTED IN SUBSTANTIAL PART ON THE BACK OF THIS CERTIFICATE.] THE CORPORATION WILL FURNISH A COPY OF ITS ARTICLES OF INCORPORATION TO THE HOLDER OF RECORD OF THIS CERTIFICATE WITHOUT CHARGE UPON A WRITTEN REQUEST ADDRESSED TO THE CORPORATION AT ITS PRINCIPAL PLACE OF BUSINESS.”

(c) The Corporation shall have the power to make appropriate notations upon its stock transfer records and instruct any transfer agent, registrar, securities intermediary or depository with respect to the requirements of this Article VI for any uncertificated Corporation Securities or Corporation Securities held in an indirect holding system, and the Corporation shall provide notice of the restrictions on transfer and ownership to holders of uncertificated shares in accordance with applicable law.

(d) The Board shall have the power to determine all matters necessary for determining compliance with this Article VI, including, without limitation, determining (A) the identification of Substantial Holders, (B) whether a Transfer is a Prohibited Transfer, (C) the Percentage Stock Ownership of any Substantial Holder or other Person, (D) whether an instrument constitutes a Corporation Security, (E) the amount (or fair market value) due to a Purported Transferee pursuant to clause (B) of Section 3(c) of this Article VI, and (F) any other matters that the Board determines to be relevant.  The good faith determination of the Board on such matters shall be conclusive and binding for the purposes of this Article VI.

ARTICLE VII.  BOARD OF DIRECTORS

1. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board of Directors.  The Board of Directors may exercise all such authority and powers of the Corporation and do all such lawful acts and things as are not by statute or these Articles of Incorporation directed or required to be exercised or done solely by the shareholders.

2. The number of directors that shall constitute the entire Board shall be seven (7).

3. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or any other cause shall, unless otherwise required by the Act or the bylaws of the Corporation, be filled only by the Board of Directors, provided, that if the directors then in office constitute less than a quorum of the board, they may fill the vacancy by the affirmative vote of a majority of the directors then in office.  Directors elected to fill a newly created directorship or other vacancies shall hold office until such director's successor has been duly elected or until his earlier death, resignation or removal as provided in these Articles of Incorporation.

4. Subject to the rights of the holders of any series of Preferred Stock then outstanding and the bylaws of the Corporation, any director may be removed, with or without cause, from office at any time, at a meeting called for that purpose, and only by the affirmative vote of the holders of a majority of the voting power of the issued and outstanding shares of Common Stock and the issued and outstanding shares of Preferred Stock, if any, entitled to vote generally with the Common Stock on all matters on which the holders of Common Stock are entitled to vote, voting together as a single class.

5. Elections for directors need not be by written ballot unless the bylaws of the Corporation shall otherwise provide.

6. The Board of Directors is expressly authorized to adopt, amend or repeal the bylaws of the Corporation; provided, however, that any amendment to Section 3.2 or Section 3.4 of the bylaws shall require the unanimous consent of the entire Board.  The shareholders shall also have the power to adopt, amend or repeal the bylaws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by the Act, by these Articles of Incorporation or by the bylaws, the affirmative vote of the holders of more than 50% of the voting power of the issued and outstanding shares of Common Stock and the issued and outstanding shares of Preferred Stock, if any, entitled to vote generally with the Common Stock on all matters on which the holders of Common Stock are entitled to vote, voting together as a single class, shall be required to adopt, amend or repeal the bylaws of the Corporation and any amendment to Section 3.2 or Section 3.4 of the bylaws shall require the unanimous consent of the entire Board.

7.           The right to cumulate votes in the election of directors shall not exist with respect to shares of stock of the Corporation.

ARTICLE VIII.  LIABILITY OF DIRECTORS

A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for conduct as a director, except for:

(a)           Acts or omissions involving intentional misconduct by the director or a knowing violation of law by the director;

(b)           Conduct violating Section 23B.08.310 of the Act (which involves distributions by the Corporation); or

(c)           Any transaction from which the director will personally receive a benefit in money, property, or services to which the director is not legally entitled.

If the Act is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent not prohibited by the Act, as so amended.

ARTICLE IX.  AMENDMENT

The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon shareholders herein are granted subject to this reservation.  Notwithstanding any other provision of these Articles of Incorporation or the bylaws of the Corporation, and notwithstanding the fact that a lesser percentage or separate class vote may be specified by the Act, these Articles of Incorporation, or otherwise, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock required by the Act, these Articles of Incorporation, or otherwise, the affirmative vote of the holders of at least 80% of the voting power of the issued and outstanding shares of Common Stock and the issued and outstanding shares of Preferred Stock, if any, entitled to vote generally with the Common Stock on all matters on which the holders of Common Stock are entitled to vote, voting together as a class, shall be required to adopt any provision inconsistent with, or to amend or repeal any provision of, Articles VIII, IX or X of these Articles of Incorporation.  Any other amendment to these Articles of Incorporation that is submitted to the shareholders for approval may be approved by a majority of all the votes entitled to be cast on such proposed amendment and majority of the votes entitled to be cast within any voting group entitled to vote separately on such amendment under the Act.

ARTICLE X.  BUSINESS OPPORTUNITIES

1. Except as otherwise agreed in writing, to the fullest extent permitted by law, (i) no Original Shareholder (or any of the officers, directors, employees, advisory board members, agents, shareholders, members, partners, affiliates and subsidiaries of any Original Shareholder or any of its affiliates (collectively the “Original Affiliates”)) shall have the duty (fiduciary or otherwise) or obligation, if any, to refrain from (a) engaging in the same or similar activities or lines of business as the Corporation, (b) doing business with any client, customer or vendor of the Corporation or (с) entering into and performing one or more agreements (or modifications or supplements to pre-existing agreements) with the Corporation, including, without limitation, in the case of any of clause (a), (b) or (c), any such matters as may be corporate opportunities, and (ii) no Original Shareholder nor any Original Affiliate shall be deemed to have breached any duties (fiduciary or otherwise), if any, to the Corporation or its shareholders by reason of any Original Shareholder or any Original Affiliate engaging in any such activity or entering into such transactions, including, without limitation, any corporate opportunities.

2. If any Original Shareholder or Original Affiliate acquires knowledge of a corporate opportunity or is utilizing any corporate opportunity, the Corporation shall have no interest in such corporate opportunity and no expectancy that such corporate opportunity be offered to it, any such interest or expectancy being hereby renounced, so that (i) such Original Shareholder or Original Affiliate shall, to the fullest extent permitted by law, have the right to hold and utilize any such corporate opportunity for its own account (and for the account of its officers, directors, employees, advisory board members, agents, shareholders, members, partners, affiliates and subsidiaries (other than the Corporation)) or to direct, sell, assign or transfer such corporate opportunity to any person other than the Corporation and (ii) such Original Shareholder or Original Affiliate shall have no obligation to communicate or offer such corporate opportunity to the Corporation and shall not, to the fullest extent permitted by law, breach any duty (fiduciary or otherwise) to the Corporation or any of its shareholders or be liable to the Corporation, or any of its shareholders for breach of any duty (fiduciary or otherwise) as a director, officer or shareholder of the Corporation by reason of the fact that any Original Shareholder or Original Affiliate acquires, utilizes, or seeks such corporate opportunity for itself, directs such corporate opportunity to another person, or otherwise does not communicate information regarding such corporate opportunity to the Corporation or any of its shareholders; provided, however, that the Corporation does not renounce any interest or expectancy it may have in any corporate opportunity that is offered to any director or officer of the Corporation (as defined in Securities Exchange Rule 16а-1(f) who also is an Original Affiliate if such opportunity is expressly offered to such person in his capacity as a director or officer of the Corporation (as defined in Securities Exchange Act Rule 16а-1(f)).

3. For purposes of this Article X, (i) the term “corporate opportunity” shall mean an investment, business opportunity or prospective economic or competitive advantage, including, without limitation, any matter (a) in which the Corporation could have an interest or expectancy, (b) which the Corporation is financially able to undertake, or with respect to which the Corporation would reasonably be able to obtain debt or equity financing, and (c) which is, from its nature, in the line or lines of the Corporation’s business or reasonable expansion thereof, (ii) the term “Corporation” shall mean the Corporation and all corporations, partnerships, joint ventures, associations and other entities in which the Corporation beneficially owns (directly or indirectly) 50% or more of the outstanding voting stock, voting power, partnership interests or similar voting interests, (iii) the term “person” shall mean an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof, or other entity of any kind, and (iv) the term “Original Shareholder” shall mean each of the holders of Corporation’s Common Stock as of the Effective Date (as defined Article VI of these Articles of Incorporation) and each of their respective affiliates (as defined in Rule 405 of the Securities Act of 1933, as amended from time to time and any successor provision thereto); provided, however, that for purposes of this definition of “Original Shareholder,” and the definition of “Original Affiliate” above, none of the Original Shareholders, on one hand, or the Corporation, on the other hand, shall be deemed to be an affiliate of one another.

4. Neither the alteration, amendment or repeal of this Article X nor the adoption of any provisions of these Articles of Incorporation inconsistent with this Article X shall eliminate or reduce the effect of this Article X in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article X, would accrue or arise prior to such alteration, amendment, repeal or adoption.

ARTICLE XI.  SHAREHOLDER APPROVAL BY CONSENT IN LIEU OF MEETING

So long as the Corporation is not a public company (as defined in the Act), corporate action required or permitted to be approved by a shareholder vote at a meeting of shareholders may be taken without a meeting or a vote if the corporate action is approved by a single shareholder consent or multiple counterpart shareholder consents executed by shareholders holding of record, or otherwise entitled to vote, in the aggregate not less than the minimum votes that would be necessary to approve such corporate action at a meeting at which all shares entitled to vote on the corporate action were present and voted.

ARTICLE XII.  SHAREHOLDER VOTE REQUIRED ON CERTAIN MATTERS

If shareholder approval of any of the following matters is required under the Act, such matter may be approved by a majority of the votes in each voting group entitled to be cast on such matter:  (a) a plan of merger or share exchange of the Corporation with any other corporation; (b) the sale, lease, exchange or other disposition, whether in one transaction or a series of transactions, by the Corporation of all or substantially all of the Corporation's property other than in the usual and regular course of business; or (c) the dissolution of the Corporation.  This Article is intended to reduce the voting requirements otherwise prescribed by the Act with respect to the foregoing matters.

ARTICLE XIII.  VOTING BY VOTING GROUPS

Except to the extent otherwise expressly provided in the provisions of these Articles of Incorporation relating to voting or approval rights of the Preferred Stock or particular series of Preferred Stock, or unless the Board of Directors conditions its submission of the proposed shareholder action on a separate vote by one or more smaller voting groups, classes or series, the holders of each outstanding class or series of shares of the Corporation shall not be entitled to vote as a separate voting group (a) on any amendment to these Articles of Incorporation with respect to which such class or series would otherwise be entitled under Section 23B.10.040(1)(a), (e) or (f) to vote as a separate voting group, (b) on any plan of merger or share exchange with respect to which such class or series would otherwise be entitled under Section 23B.11.035 to vote as a separate voting group or (c) on any other matter required or permitted to be submitted to a vote of the Corporation’s shareholders.  To the extent holders of a class or series of shares would otherwise be entitled to vote as a separate voting group with respect to any of the foregoing, such rights are hereby expressly eliminated.

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Dated: March ____, 2012.	WMI HOLDINGS CORP.

By:
Name:
Its:

[SIGNATURE PAGE TO WMI HOLDINGS CORP.
AMENDED AND RESTATED ARTICLES OF INCORPORATION]